Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.6 Billion)

Exhibit 99.1

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion
or $2.90 Per Share
Adjusted earnings of $1.6 billion or $3.02 per share

Highlights

•	Refining generated more than $1 billion of earnings; 96 percent utilization

•	Delivered strong Marketing and Specialties earnings

•	Agreed to recapitalize DCP Midstream

•	Approved 2016 capital budgets of $3.9 billion, including Phillips 66 Partners

•	Increased share repurchase program by $2 billion

HOUSTON, Oct. 30, 2015 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces third-quarter earnings of $1,578 million, compared with earnings of $1,012 million in the second quarter of 2015. Adjusted earnings were $1,647 million, an increase of $645 million from the last quarter.

“Our best quarterly earnings this year were driven by stronger results from Refining and Marketing. Higher refining capacity utilization and product margins increased financial results for these businesses,” said Greg Garland, Chairman and CEO. “In addition, we announced our 2016 capital budget and a $2 billion increase to the company’s share repurchase program, which reflects our commitment to disciplined capital allocation.”

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.6 Billion)

Midstream

	Millions of Dollars
	2015
	Earnings		Adjusted Earnings
	Q3	Q2	Q3	Q2
Transportation	$77	65	77	65
NGL	26	8	32	8
DCP Midstream	(2)	(151)	(18)	(25)
Midstream	$101	(78)	91	48

Phillips 66's Midstream third-quarter adjusted earnings were $91 million, an increase of $43 million from the second quarter.

Phillips 66’s Transportation business generated earnings of $77 million during the third quarter, an increase of $12 million from the second quarter. Improved earnings were due to lower operating costs and increased equity earnings primarily driven by higher volumes.

Adjusted earnings from the NGL business were $32 million for the third quarter. The $24 million increase from the prior quarter was largely related to higher realized margins, as well as inventory gains.

Phillips 66 Partners (PSXP) contributed $31 million to the Midstream segment's third-quarter earnings. Distributions per limited partner unit increased by 7 percent from the second quarter to $0.428 per unit. Distributions to Phillips 66 from PSXP were up 13 percent in the third quarter, compared with the prior quarter, reflecting the impact of incentive distribution rights.

For the third quarter of 2015, the company’s equity investment in DCP Midstream, LLC (DCP Midstream) had an adjusted loss of $18 million, compared with a $25 million adjusted loss in the prior quarter. DCP Midstream's improved results were primarily due to higher natural gas and natural gas liquids marketing margins, as well as the second-quarter loss on the sale of its interest in the Benedum gas processing plant, partially offset by lower commodity prices.

Chemicals

	Millions of Dollars
	2015
	Earnings		Adjusted Earnings
	Q3	Q2	Q3	Q2
Olefins and Polyolefins (O&P)	$261	267	261	267
Specialties, Aromatics and Styrenics (SA&S)	(3)	38	17	38
Other	(6)	(10)	(6)	(10)
Chemicals	$252	295	272	295

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Third-quarter Chemicals adjusted earnings were $272 million, compared with earnings of $295 million in the second quarter.

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.6 Billion)

During the third quarter, CPChem's Olefins and Polyolefins business contributed $261 million to Phillips 66's Chemicals earnings. This was a decrease of $6 million compared with the prior quarter, as higher sales volumes and lower operating costs primarily due to lower turnaround activity were more than offset by insurance recoveries recognized in the prior quarter and lower ethylene margins. Global utilization for O&P was 94 percent, up from 91 percent in the second quarter.

CPChem's Specialties, Aromatics and Styrenics business contributed $17 million of adjusted earnings in the third quarter, a decrease of $21 million from the prior quarter. The decrease was primarily due to lower earnings at CPChem's SA&S equity affiliates, as well as lower volumes.

Refining

	Millions of Dollars
	2015
	Earnings		Adjusted Earnings
	Q3	Q2	Q3	Q2
Refining	$1,003	604	1,052	604

Refining adjusted earnings were $1,052 million in the third quarter, compared with $604 million in the second quarter.

The increase in earnings was largely driven by improved realized gasoline and secondary product margins, as well as higher volumes. Global realized margins improved $2.26 per barrel, while market capture increased to 72 percent, compared with 62 percent in the prior quarter.

Phillips 66’s worldwide refining crude utilization increased to 96 percent, compared to 90 percent in the second quarter. The improvement was primarily due to the completion of a major turnaround at the Humber Refinery in the U.K. early in the third quarter, as well as higher utilization in the Gulf Coast. Turnaround costs for the third quarter were $69 million. Phillips 66's worldwide clean product yield was 84 percent in the third quarter.

Marketing and Specialties

	Millions of Dollars
	2015
	Earnings		Adjusted Earnings
	Q3	Q2	Q3	Q2
Marketing and Other	$285	266	291	134
Specialties	53	48	53	48
Marketing and Specialties	$338	314	344	182

Marketing and Specialties (M&S) third-quarter adjusted earnings were $344 million, compared with $182 million in the second quarter.

Adjusted earnings for Marketing and Other were $291 million, an increase of $157 million from the prior quarter. The increase in earnings was largely due to improved realized global margins driven by favorable market conditions, as well as continued high volumes. Refined product exports in the third quarter were 118,000 barrels per day (BPD), compared with 143,000 BPD in the prior quarter. The decrease in exports was primarily due to advantaged domestic markets.

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.6 Billion)

Phillips 66’s Specialties businesses generated earnings of $53 million during the third quarter. The $5 million increase from the prior quarter was mainly due to improved lubricants margins.

Corporate and Other

	Millions of Dollars
	2015
	Earnings		Adjusted Earnings
	Q3	Q2	Q3	Q2
Corporate and Other	$(116)	(123)	(112)	(127)

Corporate and Other adjusted costs were $112 million after-tax in the third quarter, an improvement of $15 million compared to the prior quarter.

Financial Position, Liquidity and Return of Capital

During the third quarter, Phillips 66 generated $1.4 billion of cash from operations. Operating cash flow excluding working capital changes was $1.5 billion. Capital expenditures and investments totaled $1.0 billion, primarily supporting execution of the company's Midstream growth strategy.

Phillips 66 returned $673 million to shareholders during the quarter, consisting of $300 million in dividends and the repurchase of 4.7 million shares of common stock for $373 million. Since July 2012, the company has repurchased 88 million shares for $6 billion and increased its quarterly dividend by 180 percent to $0.56 per share. Phillips 66 ended the quarter with 533 million shares outstanding. Phillips 66 recently announced a $2 billion increase to its share repurchase program, resulting in approximately $3 billion of remaining capacity under its current authorization.

	Q3 2015
	Adjusted Phillips 66	Phillips 66 Partners	Phillips 66 Consolidated
Total Debt, $MM	7,851	1,100	8,951
Total Equity, $MM	23,227	805	24,032
Debt-to-capital ratio	25%		27%

Total Cash, $MM	4,749	73	4,822
Net-debt-to-capital ratio	12%		15%

As of Sept. 30, 2015, cash and cash equivalents were $4.8 billion and debt was $9.0 billion, including $1.1 billion in Phillips 66 Partners. The company's consolidated debt-to-capital ratio was 27 percent. Excluding Phillips 66 Partners, the debt-to-capital ratio was 25 percent. Additionally, Phillips 66 reported a year-to-date annualized return on capital employed (ROCE) of 16 percent and a year-to-date annualized adjusted ROCE of 15 percent.

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.6 Billion)

Strategic Update

Phillips 66 continues to execute its strategy to grow its higher-valued Midstream and Chemicals businesses and enhance Refining returns, while returning capital to shareholders in the form of dividends and share repurchases.

	Millions of Dollars
	2015	2016
Phillips 66 Consolidated Capital Budget
Midstream (1)	$2,956	2,032
Phillips 66 Partners (2)	207	314
Chemicals	—	—
Refining	1,112	1,217
Marketing and Specialties	170	137
Corporate and Other	155	180
	$4,600	3,880
(1) Excludes Phillips 66 Partners.
(2) Includes 100% of Phillips 66 Partners.

Phillips 66's 2015 capital budget is primarily focused on major Midstream growth projects. Through the end of the third quarter, total capital expenditures for 2015 were $3.3 billion.

Approximately two-thirds of the 2016 capital budget is allocated to growth capital, mostly related to Midstream projects, as well as Refining projects to improve product yields and lower feedstock costs. The remainder is sustaining capital, primarily to be invested in Refining reliability, safety and environmental projects. The 2016 capital spending for joint ventures DCP Midstream, CPChem, and WRB Refining is expected to be self-funded.

Phillips 66 has executed an agreement with Spectra Energy Corp and DCP Midstream under which Phillips 66 will contribute $1.5 billion in cash and Spectra Energy will contribute its one-third ownership interests in the Sand Hills and Southern Hills pipelines to DCP Midstream. These equity contributions will provide DCP Midstream with a stronger balance sheet and increased financial flexibility, while positioning it to grow through future commodity cycles. The transaction is expected to close later today.

Development of the $3 billion Sweeny Hub is ongoing with the startup of the 100,000 BPD Sweeny Fractionator One expected by year end. Additionally, the 150,000 BPD Freeport LPG Export Terminal startup is expected in the second half of 2016.

The company is participating in joint ventures to develop the approximately 470,000 BPD Dakota Access Pipeline (DAPL) and Energy Transfer Crude Oil Pipeline (ETCOP) system. Phillips 66 has a 25 percent interest in these joint ventures with Energy Transfer Partners and Sunoco Logistics Partners. Commercial operations are expected to begin in the fourth quarter of 2016.

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.6 Billion)

Bayou Bridge Pipeline, LLC is a joint venture developing a pipeline from the Phillips 66 and Sunoco Logistics terminals in Nederland, Texas, to St. James, Louisiana. Construction is underway on the first segment of the pipeline, which will deliver crude oil from Nederland, Texas, to Lake Charles, Louisiana. Commercial operations for this segment are expected to begin in the first quarter of 2016. The joint venture has commenced an expansion open season for service from Lake Charles to St. James to determine the pipeline diameter of this segment, which is scheduled to commence service in the second half of 2017. Phillips 66 Partners has agreed to acquire Phillips 66's 40 percent interest in Bayou Bridge in the fourth quarter of 2015.

In Chemicals, overall progress on CPChem's world-scale U.S. Gulf Coast Petrochemicals Project is approximately 60 percent complete, with startup expected in mid-2017. This $6 billion project consists of an ethane cracker and related polyethylene facilities that will increase CPChem's U.S. olefins and polyolefins capacity by approximately one-third.

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.6 Billion)

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s third-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2015		2014
	Q3	YTD	Q3	YTD
Midstream	$101	90	115	411
Chemicals	252	750	230	870
Refining	1,003	2,145	558	1,254
Marketing and Specialties	338	956	368	667
Corporate and Other	(116)	(364)	(91)	(293)
Discontinued Operations	—	—	—	706
Phillips 66	$1,578	3,577	1,180	3,615

Adjusted Earnings
	Millions of Dollars
	2015		2014
	Q3	YTD	Q3	YTD
Midstream	$91	206	115	411
Chemicals	272	770	299	939
Refining	1,052	2,151	558	1,254
Marketing and Specialties	344	720	259	558
Corporate and Other	(112)	(364)	(91)	(293)
Phillips 66	$1,647	3,483	1,140	2,869

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.6 Billion)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,000 employees committed to safety and operating excellence. Phillips 66 had $49 billion of assets as of Sept. 30, 2015. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
C.W. Mallon (investors)
832-765-2297
c.w.mallon@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, operating cash flow excluding working capital, adjusted debt-to-capital, and adjusted ROCE. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.6 Billion)

	Millions of Dollars
	Except as Indicated
	2015			2014
	Q3	Q2	Sep YTD	Q3	Sep YTD
Reconciliation of Earnings to Adjusted Earnings

Consolidated
Earnings	$1,578	1,012	3,577	1,180	3,615
Adjustments:
Asset dispositions	(18)	(132)	(265)	(109)	(109)
Impairments by equity affiliates	22	126	148	69	69
Pending claims and settlements	19	(4)	(23)	—	—
Pension settlement expenses	46	—	46	—	—
Discontinued operations	—	—	—	—	(706)
Adjusted earnings	$1,647	1,002	3,483	1,140	2,869

Earnings per share of common stock (dollars)	$2.90	1.84	6.52	2.09	6.28
Adjusted earnings per share of common stock (dollars)	$3.02	1.83	6.34	2.02	4.98

Midstream
Earnings (loss)	$101	(78)	90	115	411
Adjustments:
Asset dispositions	(18)	—	(18)	—	—
Impairments by equity affiliates	2	126	128	—	—
Pension settlement expenses	6	—	6	—	—
Adjusted earnings	$91	48	206	115	411

Chemicals
Earnings	$252	295	750	230	870
Adjustments:
Impairments by equity affiliates	20	—	20	69	69
Adjusted earnings	$272	295	770	299	939

Refining
Earnings	$1,003	604	2,145	558	1,254
Adjustments:
Asset dispositions	—	—	(5)	—	—
Pending claims and settlements	19	—	(19)	—	—
Pension settlement expenses	30	—	30	—	—
Adjusted earnings	$1,052	604	2,151	558	1,254

Marketing and Specialties
Earnings	$338	314	956	368	667
Adjustments:
Asset dispositions	—	(132)	(242)	(109)	(109)
Pension settlement expenses	6	—	6	—	—
Adjusted earnings	$344	182	720	259	558

Corporate and Other
Earnings (loss)	$(116)	(123)	(364)	(91)	(293)
Adjustments:
Pending claims and settlements	—	(4)	(4)	—	—
Pension settlement expenses	4	—	4	—	—
Adjusted earnings (loss)	$(112)	(127)	(364)	(91)	(293)

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.6 Billion)

Millions of Dollars
Q3
2015
Cash Flows from Operating Activities

Net Cash Provided by Operating Activities, excluding working capital	$1,470
Changes in working capital	(33)
Net Cash Provided by Operating Activities	$1,437

Millions of Dollars
Q3 2015 YTD
Phillips 66 - ROCE
Numerator
Net income	$3,614
After-tax interest expense	153
GAAP ROCE earnings	3,767
Special items	(94)
Adjusted ROCE earnings	$3,673

Denominator
GAAP average capital employed*	$31,853

Annualized Adjusted ROCE (percent)	15%
Annualized GAAP ROCE (percent)	16%
*Total equity plus total debt.

	Millions of Dollars
	Sustaining Capital	Growth Capital	Capital Budget
Phillips 66 2016 Consolidated Capital Budget
Midstream (1)	$227	2,119	2,346
Chemicals	—	—	—
Refining	833	384	1,217
Marketing and Specialties	57	80	137
Corporate and Other	180	—	180
	$1,297	2,583	3,880
(1) Includes 100% of Phillips 66 Partners.